Exhibit 99.1

BioSig Introduces New Subscription Model for PURE EP™ Platform, Offering Quicker Access to Latest Features, Customizations

Cleveland Clinic, the #1 heart center in the Nation, signs on as first subscriber to receive latest software advancements in intracardiac signal visualization

Westport, CT, August 23, 2023 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company delivering unprecedented accuracy and precision to intracardiac signal visualization, announced today a subscription model for its PURE EP™ Platform. Cleveland Clinic—recently ranked as number one in the Nation for cardiology, heart & vascular surgery by U.S. News & World Report1—is first to sign an agreement to acquire the PURE EP™ Platform under the subscription model.

BioSig has made the move to a subscription model so that electrophysiologists and cardiology departments can access the latest features with the ability to customize the rich suite of PURE EP™ software capabilities to suit their needs. The proprietary combination of hardware and software empowers electrophysiologists with real-time, ultra-pure, cardiac signal data, with the potential to improve arrhythmia care and procedures.

“At BioSig, we aspire to be a true partner to the electrophysiology community; constantly advancing our technology to push the boundaries of signal hygiene, analysis, and data application," said Gray Fleming, Chief Commercial Officer of BioSig. “This subscription model expands access to PURE EP™’s novel and configurable software features as they become available and supports operational expenditure goals by optimizing case-by-case and day-to-day department expenses, removing the burden of ownership and maintenance.”

The agreement follows BioSig’s exhibition at the Heart Rhythm Society 2023 (“HRS 2023”) in May, known for being the largest gathering of heart rhythm professionals worldwide. During the conference, research conceptualized and spearheaded by Cleveland Clinic’s world-class physician faculty highlighted the PURE EP™ Platform’s ability to optimize ablation procedures. The data compared the efficacy of PURE EP™’s unipolar signal guidance to the current standard, the Ablation Index™ for radiofrequency ablation procedures during pulmonary vein isolation. Topline findings from the physician-initiated research revealed a 66% reduction in procedure time while maintaining accuracy, and enhancing precision during PVI.2,3,4

“Cleveland Clinic approached us with the idea to conduct research evaluating the utility and impact of our novel signal applications. A portion of this foundational research was presented at HRS 2023, and we were excited to collaborate with their world-class team of electrophysiologists,” commented Zach Koch, Principal Product Advisor of BioSig. “With a rich history of medical innovation and breakthroughs, Cleveland Clinic has piloted many cutting-edge cardiovascular technologies that are recognized as the standard of care today. We are proud to witness PURE EP™ in use at their clinic and excited to see their commitment to innovation continue as the first subscription-based customer, unlocking the full spectrum of clinical, operational, and economic benefits of the PURE EP™ Platform in a fully customizable package.”

With a comprehensive suite of tools available through the subscription model, the PURE EP™ Platform can deliver the latest developments in electrophysiology to physicians as they emerge, with the flexibility to add enhancements as desired. For more information on how PURE EP™ can enhance arrhythmia identification and laboratory workflows, visit BioSig.com.

About Cleveland Clinic

Since 1995, no hospital in the country has ranked higher than Cleveland Clinic in cardiac care, earning the No. 1 ranking in U.S. News & World Report’s “2023-24 Best Hospitals.” The Sydell and Arnold Miller Family Heart, Vascular & Thoracic Institute at Cleveland Clinic is one of the largest cardiovascular practices in the U.S. Considered the #1 heart center in the nation, patients travel from all 50 states and over 135 countries to receive the expert clinical care provided by Cleveland Clinic. The medical center’s Cardiac Electrophysiology & Pacing Section includes over 7 EP/Cath labs and a 2,000 square foot research facility.

Cleveland Clinic is a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education. Located in Cleveland, Ohio, it was founded in 1921 by four renowned physicians with a vision of providing outstanding patient care based upon the principles of cooperation, compassion, and innovation. Cleveland Clinic has pioneered many medical breakthroughs, including coronary artery bypass surgery and the first face transplant in the United States. Among Cleveland Clinic’s 72,500 employees worldwide are more than 5,050 salaried physicians and researchers, and 17,800 registered nurses and advanced practice providers, representing 140 medical specialties and subspecialties. To learn more, visit clevelandclinic.org.

About The PURE EP™ Platform

The PURE EP™ Platform serves physicians by enabling the real-time acquisition of raw cardiac signal data—absent of unnecessary noise or interference inherent in traditional approaches. By leveraging a first-of-its-kind combination of hardware and software, the PURE EP™ Platform is designed to deliver unprecedented intracardiac signal purity that pushes the boundaries of cardiac arrhythmia identification, diagnosis, and treatment.

In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology 5, electrophysiologists rated PURE EP™ as superior to conventional systems for 75.2% of signal samples, with 93.6% earning a rating of equivalent or superior. Data presented at Heart Rhythm Society 2023 demonstrated the PURE EP™ Platform’s capacity to facilitate ablations in a third of the usual time, reducing procedure time and improving workflow efficiencies, without sacrificing accuracy, precision, or efficacy.

The PURE EP™ Platform is currently in a national commercial launch and an integral part of well-respected healthcare systems, including Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute.

About BioSig Technologies, Inc.
BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated, 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.6

Forward-Looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

References

1.	Rankings & Ratings: Cleveland Clinic. (2023, August). U.S. News & World Report’s 2023-24 Best Hospitals. https://health.usnews.com/best-hospitals/area/oh/cleveland-clinic-6410670
2.

Tabaja, C., et al. (2023, May). PO-01-200 Unipolar Signal Modification-Guided Radiofrequency Ablation. [Abstract]. Heart Rhythm 2023, New Orleans, LA. 20(5): S187. https://doi.org/10.1016/j.hrthm.2023.03.576

3.

Tanaka-Esposito, C., et al. (2023, May). PO-03-037 Feasibility of Unipolar Signal Guided Ablation in Creating Contiguous Lines of Conduction Block: A Proof-of-Concept Study [Abstract]. Heart Rhythm 2023, New Orleans, LA. 20(5): S448-S449.
https://doi.org/10.1016/j.hrthm.2023.03.985

4.

Yavin, H., et al. (2023, May). PO-02-002 Comparison of Unipolar Electrogram Monitoring during Radiofrequency Ablation in Viable and Ablated Myocardium: Loss of the S-component [Abstract]. Heart Rhythm 2023, New Orleans, LA. 20(5): S324-325.
https://doi.org/10.1016/j.hrthm.2023.03.762

5.

Al‐Ahmad, A., et al (2021, September). Evaluation of a Novel Cardiac Signal Processing System for Electrophysiology Procedures: The PURE EP 2.0 Study. Journal of Cardiovascular Electrophysiology, 32(11), 2915–2922. https://doi.org/10.1111/jce.15250

6.	Global Market Insights, Inc. (2022, March).

For media inquiries:

Katie Freshwater

BioSig Technologies, Inc.

Vice President, Marketing

55 Greens Farms

Westport, CT 06880

kfreshwater@biosigtech.com

203-409-5444, x162

For investor relations:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133